Exhibit 10.1

[MAYO LOGO OMITTED]
________________________________________________________________________________
                                                Mayo Clinic
                                                200 First Street SW
                                                Rochester, Minnesota 55905
                                                507-284-2511
February 7, 2005
                                                Legal Department
VIA FEDERAL EXPRESS

Dr. Allen D. Allen
CytoDyn, Inc.
200 W. DeVargas Street, Suite 1
Santa Fe, NM 87501

Re: Provision of participating in a formal meeting on February 22-23, 2005, in Boston, Massachusetts, with CytoDyn Management ("Consulting") by Mayo employee Donald W. Norththfelt, M.D. ("Consultant") as approved by Mayo Foundation for Medical Education and Research's Medical-Industry Relations Committee on February 7, 2005.

Dear Dr. Allen:

This letter outlines the policies of Mayo Foundation for Medical Education and Research ("Mayo") and the terms under which Mayo's employee has the approval of Mayo to provide consulting services to your company. In the event you accept the consulting services of Consultant, this letter creates the legal agreement governing the relationship between Mayo, the Consultant, and your company ("Company").

l. Consultant is providing consulting services to your company on vacation time, evenings or weekends. Consultant shall not perform these consulting services using Mayo resources. Subject to reasonable confidentiality restrictions, Consultant may not obligate or legally bind himself/herself to any restrictions with regard to his/her ability to work with or provide services to any third party.

2. Consultant shall not be deemed an employee, agent, partner or joint venturer of Company for any purpose whatsoever, and Consultant shall have no authority to bind or act on behalf of Company. Consultant shall be responsible for, and agree to comply with obligations under Federal and state tax laws for payment of income and, if applicable, self-employment tax.

3. Company may not use the name or any trademark of Mayo, including "Mayo" or "Mayo Clinic(R)" or the name of Consultant in any publicity, advertising or announcement with regard to this consulting arrangement without Mayo's prior written approval.

4. Mayo grants an assignment of any intellectual property developed by Consultant in connection with the consulting services provided to Company under this Agreement. The assignment is limited to intellectual property developed during and in the course of performing the specific consulting services approved by Mayo's Medical-Industry Relations Committee and does not involve any Mayo rights existing prior to the consulting services or that arise outside of the consulting services. Nothing in this Agreement assigns, waives or grants any other intellectual property rights of Mayo (expressly or impliedly) or decreases the level of intellectual property protection Mayo has under any other Agreement between Mayo and Company. To the extent that Consultant is conducting a presentation as part of their consulting services, Mayo retains ownership of any presentation materials (including, but not limited to, slides and handouts) that Consultant may present or distribute in connection with that presentation.

5. Any advise provided by Consultant as part of the Consulting is provided "AS IS." The advice provided is only for the consideration of Company's staff, and neither Mayo nor Consultant is responsible for the adoption, implementation, or results of such advice. Company is solely responsible for any claims, causes of action, liabilities or the like that may arise out of the use of the advice provided.

Consultant is not to enter into any contract with Company that conflicts with any of the provisions numbered 1-5 above. Furthermore, the provisions referenced in 1-5 above supersede any such conflicting provisions in any agreement company enters into with Consultant for the consulting services defined above. In addition to this Agreement, Consultant may enter into a separate consulting agreement with Company addressing other elements of the relationship, such as compensation, dates of performance, etc. so long as items 1-5 are incorporated and so long as Company understands that Mayo shall not be bound by any additional elements over and above those addressed in items 1-5 above. Any separate or additional consulting arrangement between Company and Consultant would require approval of Mayo's Medical-Industry Relations Committee.


Sincerely,

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

By:   /s/ William A. Brown
      ------------------------------
Name: William A. Brown
Title: Assistant Treasurer
Date:  February 8, 2005
      ------------------------------




By:   /s/ Donald W. Northfelt, M.D.
      ------------------------------
Name: Donald W. Northfelt, M.D.

Date:  February 16, 2005
      ------------------------------






                                   Reviewed by
                                  Contract Mgr